Exhibit 99.1

[LOGO] TAITRON                                       28040 West Harrison Parkway
components incorporated                              Valencia, CA 91355-4162
                                                     Tel (661) 257 6060
                                                     Fax (661) 257 6415
FOR IMMEDIATE RELEASE

                 TAITRON ANNOUNCES DECLARATION OF CASH DIVIDEND

LOS ANGELES, California - June 2, 2009 - Taitron Components Incorporated, (NASDAQ: TAIT) announced today that its Board of Directors declared an annual cash dividend of $0.05 per share of Class A Common Stock and Class B Common Stock, payable on June 22, 2009, to shareholders of record at the close of business on June 15, 2009.

The payment of future cash dividends under the policy is subject to the continuing determination that the policy remains in the best interest of Taitron's shareholders and complies with law and any agreements Taitron may enter into applicable to the declaration and payment of cash dividends. Further, maintenance of the dividend policy will depend on factors Taitron's Board deem relevant, including Taitron's cash earnings, financial condition and cash requirements in any given year. Taitron's ability to declare dividends could be affected by a variety of factors affecting cash flow, including required capital expenditures, increased or unanticipated expenses, additional borrowings and future issuances of securities.

CONTACTS:
Taitron Components Incorporated

David Vanderhorst
Ph 661-257-6060